Exhibit 5

     Opinion of Breyer & Aguggia Regarding Legality of Securities


                          March 15, 1996


Board of Directors
InterWest Bancorp, Inc.
1259 West Pioneer Way
Oak Harbor, Washington  98277


     RE:  InterWest Bancorp, Inc.
          Registration Statement on Form S-4

Gentlemen and Lady:

     You have requested our opinion as special counsel for InterWest Bancorp, Inc., a Washington corporation, in connection with the above-referenced registration statement filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended.

     In rendering this opinion, we understand that the common stock of InterWest Bancorp, Inc. will be offered and sold in the manner described in the Prospectus/Joint Proxy Statement, which is part of the Registration Statement. We have examined such records and documents and made such examination as we have deemed relevant in connection with this opinion.

     Based upon the foregoing, it is our opinion that the shares of common stock of InterWest Bancorp, Inc. will upon issuance be legally issued, fully paid and nonassessable.

     This opinion is furnished for use as an exhibit to the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Legal Opinions."

                              Very truly yours,

                              /s/ Breyer & Aguggia
                              --------------------
                              BREYER & AGUGGIA

Washington, D.C.
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